Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Digital Music Group, Inc. on Form S-1 of our report dated September 27, 2005, with respect to the balance sheet of Digital Musicworks International, Inc. as of December 31, 2004, and the related statements of operations, shareholders’ equity and cash flows for the period from February 26, 2004 (inception) to December 31, 2004. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/    Perry-Smith LLP

Sacramento, California

September 29, 2005